Exhibit 1

Transactions in the Shares Since the Filing of the Schedule 13D

Class of Security	Securities Purchased	Price ($)	Date of Purchase

STEEL CONNECT SUB LLC

Class A Common Stock	177,066	6.5615	03/13/2025
Class A Common Stock	10,000	7.6754	03/14/2025
Class A Common Stock	100,000	7.4572	03/17/2025
Class A Common Stock	153,559	7.3954	03/18/2025
Class A Common Stock	100,000	8.1982	03/25/2025
Class A Common Stock	33,168	8.2526	03/26/2025
Class A Common Stock	30,601	8.4645	03/27/2025
Class A Common Stock	54,000	8.3936	03/28/2025